CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2023, relating to the financial statements and financial highlights of Procure Space ETF and Procure Disaster Recovery Strategy ETF, each a series of Procure ETF Trust II, for the year ended October 31, 2023, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectuses and “Other Service Providers” in the Statements of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Cleveland, Ohio
February 14, 2024